Exhibit 99.(k)

ADMINISTRATION, FUND ACCOUNTING AND RECORDKEEPING AGREEMENT

THIS ADMINISTRATION, FUND ACCOUNTING AND RECORDKEEPING AGREEMENT (the “Agreement”) is made as of this ___ day of ____________, 2024, by and between CPG Vintage Access Fund VII, LLC, a Delaware limited liability company (the “Fund”), and UMB Fund Services, Inc., a Wisconsin corporation (the “Administrator”).

WHEREAS, the Fund is registered under the 1940 Act as a non-diversified, closed-end management investment company authorized to offer and sell membership Interests (as defined below) in the Fund in reliance on exemptions provided in the 1933 Act and state securities laws for transactions not involving any public offering; and

WHEREAS, the Fund and Administrator desire to enter into an agreement pursuant to which Administrator shall provide Services to the Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.          Definitions In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean any individual who is authorized to provide Administrator with Instructions and requests on behalf of the Fund, whose name shall be certified to Administrator from time to time pursuant to Section 3(a)(3) of this Agreement. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Administrator) and has the authority to certify to Administrator the names of the Authorized Persons from time to time.

“Board” shall mean the Fund’s Board of Directors.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Administrator. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

“Interests” shall mean units of beneficial interests of the Fund.

“Investment Adviser” shall mean Central Park Advisers, LLC or persons performing similar services.

“Investor” shall mean a record owner of Interests.

“Offering Documents” shall mean the Fund’s Confidential Memorandum, as amended or supplemented from time to time, and any successor thereto, and any other documents required to be provided to Investors or potential Investors in connection with the purchase of Interests.

“Operating Agreement” shall mean the Fund’s Limited Liability Company Agreement, as amended or supplemented from time to time.

“Services” shall mean the administration, fund accounting and recordkeeping services described on Schedule A hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule A.

2.          Appointment and Services

(a)          The Fund hereby appoints Administrator as administrator, fund accountant and recordkeeper of the Fund and hereby authorizes Administrator to provide Services during the term of this Agreement. Administrator hereby accepts such appointment and agrees to furnish the Services. Subject to the direction and control of the Fund’s Board and its current and prior agents and service providers, Administrator will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Administrator shall not be required to provide any Services or information that it believes, in its sole discretion, to represent dishonest, unethical or illegal activity. In no event shall Administrator provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b)          Administrator may from time to time, in its discretion, appoint one or more other parties to carry out some or all of its duties under this Agreement, provided that Administrator shall remain responsible to the Fund for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Administrator were providing such Services itself.

(c)          Administrator’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Administrator hereunder. The Services do not include correcting, verifying or addressing any prior actions or inactions of the Fund, the Board, or by any other current or prior service provider. To the extent that Administrator agrees to take such actions, those actions shall be deemed part of the Services.

(d)          Administrator shall not be responsible for the payment of any fees or taxes required to be paid by the Fund in connection with the issuance of any Interests in accordance with this Agreement.

(e)          Any Instruction that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by Administrator.

(f)          Nothing in this Agreement shall be deemed to appoint Administrator and its officers, directors and employees as the Fund’s attorney, form an attorney-client relationship or require the provision of legal advice. The Fund acknowledges that Administrator’s in-house attorneys exclusively represent Administrator and rely on the Fund’s legal counsel to review all services provided by Administrator’s in-house attorneys and to provide independent judgment on the Fund’s behalf. Because no attorney-client relationship exists between Administrator’s in-house attorneys and the Fund, any information provided to the Administrator’s in-house attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances, notwithstanding the provisions of Section 5. Administrator represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

(g)          The Administrator shall keep those records specified in Schedule C hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act. The Fund shall have access to such records at all times during the Administrator’s normal business hours. The Administrator shall only dispose of records at the direction of the Fund, and any such destruction shall comply with the provisions of Section 248.30(b) of Regulation S-P (17 CFR 248.1-248.30). The Administrator may deliver to the Fund from time to time at the Administrator’s discretion, for safekeeping or disposition by the Fund in accordance with law, such records, papers and documents accumulated in the execution of its duties hereunder, as the Administrator may deem expedient, other than those which the Administrator is itself required to maintain pursuant to applicable laws and regulations. The Fund shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required. Administrator hereby agrees that all records which it maintains for the Fund pursuant to its duties hereunder are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request.

3.	Representations and Deliveries

(a)          The Fund shall deliver or cause the following documents to be delivered to Administrator:

(1)          A true and complete copy of the Operating Agreement and all amendments thereto;

(2)          Copies of the Fund’s Offering Documents, as of the date of this Agreement, together with any subscription documents;

(3)          A certificate containing the names of the initial Authorized Persons in a form acceptable to Administrator, updates to the list of Authorized Persons and any certifications of the list of Authorized Persons reasonably requested by Administrator from time to time.

(4)          All Investor account records in a format acceptable to Administrator and at the Fund’s expense.

(5)          All other documents, records and information that Administrator may reasonably request in order for Administrator to perform the Services hereunder.

(b)          The Fund represents and warrants to Administrator that:

(1)          It is a limited liability company duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its Operating Agreement to enter into and perform this Agreement; and all requisite legal proceedings have been taken to authorize it to enter into and perform this Agreement, including any resolutions necessary to appoint Administrator and authorize the execution of this Agreement on behalf of the Fund.

(2)          The Fund is authorized to offer and sell Interests in the Fund in reliance on exemptions provided in the 1933 Act and state securities laws for transactions not involving any public offering.

(3)          It is conducting its business in compliance in all material respects with any applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its Operating Agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c)          During the term of this Agreement the Fund shall have the ongoing obligation to provide Administrator with the following documents as soon as they become effective: (i) certified copies of all amendments to its Operating Agreement made after the date of this Agreement; and, (ii) a copy of the Fund’s currently effective Offering Documents. For purposes of this Agreement, Administrator shall not be deemed to have notice of any information contained in any such Offering Document until a reasonable time after it is actually received by Administrator.

(d)          Management of the Fund have and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with all applicable provisions of the 1934 Act, the 1940 Act, state securities laws, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001 (including checking persons submitting Subscription Agreements against the OFAC list if Administrator is not directed to do so), the Sarbanes-Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the Offering Documents. Administrator’s Services hereunder shall not relieve the management of the Fund of its primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, Administrator will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Fund if it becomes aware of any material non-compliance which relates to the Fund.

(e)          The Fund agrees that it shall advise Administrator in writing at least thirty (30) days prior to effecting any change to its Offering Documents or Operating Agreement or adopting any policies in the event such change or policy would increase or alter the duties and obligations of Administrator hereunder, and shall proceed with such change only if it shall have received the written consent of Administrator thereto.

(f)          Fund Instructions

(i)          The Fund shall cause the Investment Adviser, prime broker and/or custodian, legal counsel, independent accountants and other service providers and agents, past or present, for the Fund to cooperate with Administrator and to provide Administrator with such information, documents and communications as necessary and/or appropriate or as requested by Administrator, to enable Administrator to perform the Services. In connection with the performance of the Services, Administrator shall (without investigation or verification) be entitled, and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to Administrator by an officer or representative of the Fund or by any of the aforementioned persons. Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. Administrator shall not be held to have notice of any change of authority of any Authorized Person, agent, representative or employee of the Fund, Investment Adviser or service provider until receipt of written notice thereof from the Fund.

(ii)          The Fund shall provide Administrator with an updated certificate evidencing the appointment, removal or change of authority of any Authorized Person, it being understood Administrator shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Fund.

(iii)          Administrator, its officers, agents or employees shall accept Instructions given to them by any person representing or acting on behalf of the Fund only if such representative is an Authorized Person. The Fund agrees that when oral Instructions are given, it shall, upon the request of Administrator, confirm such Instructions in writing.

(iv)          At any time, Administrator may request Instructions from the Fund with respect to any matter arising in connection with this Agreement. If such Instructions are not received within a reasonable time, Administrator may seek advice from legal counsel for the Fund at the expense of the Fund, or its own legal counsel at its own expense, and it shall not be liable for any action taken or not taken by it in good faith in accordance with such instructions or in accordance with advice of counsel.

(g)          Administrator represents and warrants to the Fund that:

(i)          It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)          It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(iii)          Administrator will provide office space, facilities, equipment and personnel sufficient to carry out its services hereunder and Administrator shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. Upon the Fund’s reasonable request, Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services.

(iv)          Administrator shall exercise reasonable care and diligence in the performance of the Services.

(v)          Administrator will maintain an information security program (“Information Security Standards”) with risk-based policies, standards, processes and procedures, incorporating administrative, technical, and physical safeguards that are designed to protect the security, confidentiality and integrity of Confidential Information against matters within Administrator’s control. Annually, upon request, Administrator will provide a copy of its then-current Information Security Standards (which may be in summary form in order to avoid compromising the integrity of such Information Security Standards), a written certification of compliance with this Section and, to the extent available based upon such Information Security Standards, copies of audit reports regarding such Information Security Standards.

4.          Fees and Expenses

(a)          As compensation for the performance of the Services, the Fund agrees to pay Administrator the fees set forth on Schedule B hereto. Fees shall be adjusted in accordance with Schedule B or as otherwise agreed to by the parties from time to time. Fees shall be earned and paid quarterly based on net assets at the beginning of the quarter in an amount equal to 1/4th of the applicable annual fee. The parties may amend this Agreement to include fees for any additional services, or enhancements to current Services, as mutually agreed upon. The Fund agrees to pay Administrator’s then current rate for Services added to, or for any enhancements to existing Services set forth on, Schedule A after the execution of this Agreement. In addition, to the extent that Administrator corrects, verifies or addresses any prior actions or inactions by the Fund or by any prior service provider, Administrator shall be entitled to additional fees as provided in Schedule B. In the event of any disagreement between this Agreement and Schedule B, the terms of Schedule B shall control.

(b)          For the purpose of determining fees payable to Administrator, net asset value shall be computed in accordance with the Fund’s Operating Agreement, the Offering Documents and Instructions. Upon any termination of this Agreement before the end of any quarter, the fee for such part of a quarter shall be pro-rated according to the proportion which such period bears to the full quarterly period and shall be payable upon the date of termination of this Agreement. Should this Agreement be terminated or the Fund be liquidated, merged with or acquired by another fund, any accrued fees shall be immediately payable.

(c)          Administrator will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of Authorized Persons; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Offering Documents, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Investors; preparation, typesetting, printing, proofing and mailing and other costs of Investor reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s Investors and other Fund personnel; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Fund.

(d)          The Fund agrees to promptly reimburse Administrator for all out-of-pocket expenses or disbursements incurred by Administrator in connection with the performance of Services under this Agreement. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule B hereto. If requested by Administrator, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is requested, is due at least seven (7) days prior to the anticipated mail date. In the event Administrator requests advance payment, Administrator shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e)          The Fund agrees to pay all amounts due hereunder within thirty (30) days of receipt of each invoice (the “Due Date”). Except as provided in Schedule B, Administrator shall bill Service fees quarterly and out-of-pocket expenses as incurred (unless prepayment is requested by Administrator). Administrator may, at its option, arrange to have various service providers submit invoices directly to the Fund for payment of reimbursable out-of-pocket expenses.

(f)          The Fund is aware that its failure to remit to Administrator all amounts due on or before the Due Date will cause Administrator to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that Administrator does not receive any amounts due hereunder by the Due Date, the Administrator may charge, and the Fund agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Fund shall pay Administrator’s reasonable attorney’s fees and court costs if any amounts due Administrator are collected by or through an attorney. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Fund’s late payment. Acceptance of such late charge shall in no event constitute a waiver by Administrator of the Fund’s default or prevent Administrator from exercising any other rights and remedies available to it.

(g)          In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify the Administrator in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth business day after the day on which Administrator provides documentation which an objective observer would agree reasonably supports any disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h)          The Fund acknowledges that the fees charged by Administrator under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Section 6. Modifying the allocation of risk from what is stated herein would affect the fees that Administrator charges. Accordingly, in consideration of those fees, the Fund agrees to the stated allocation of risk.

5.          Confidential Information

(a)          The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records relative to the Fund’s Investors, not to use such records and information for any purpose other than performance of the Services, and not to disclose such information except where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Fund. In case of any requests or demands for inspection of the records of the Fund, the Administrator will endeavor to notify the Fund promptly and to secure instructions from a representative of the Fund as to such inspection, unless prohibited by law from making such notification. Records and information which have become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives, and information which was already in the possession of the Administrator prior to the date hereof, shall not be subject to this Section.

(b)          In connection with Administrator’s provision of the Services, the Fund may have access to and become acquainted with confidential proprietary information of Administrator, including, but not limited to (a) client identities and relationships, compilations of information, records and specifications; (b) data or information that is competitively sensitive material, and not known by the public; (c) confidential or proprietary concepts, documentation, reports, or data; (d) information regarding Administrator’s information security program; and (e) anything designated as confidential (collectively, “Administrator Confidential Information”). Neither the Fund, the Investment Adviser, nor any of their officers, employees or agents shall disclose any of the Administrator Confidential Information, directly or indirectly, or use the Administrator Confidential Information in any way, for its own benefit or for the benefit of others, either during the term of this Agreement or at any time thereafter, except as required by law, rules or regulations, or as required by the Fund in performing its required operations, or in the course of performing the duties of each party under this Agreement. The term “Administrator Confidential Information” does not include information that (a) becomes or has been generally available to the public other than as a result of disclosure by the receiving party; (b) was available to the receiving party on a non-confidential basis prior to its disclosure by the Administrator or any of its affiliates; or (c) independently developed or becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or its affiliates. The Fund represents and warrants that it shall take and maintain adequate physical, electronic and procedural safeguards in connection with any use, storage, transmission, duplication or other process involving or derived from the Administrator Confidential Information whether such storage, transmission, duplication or other process is by physical or electronic medium (including use of the Internet).

(c)          The obligations of the parties under Section 5 shall indefinitely survive the termination of this Agreement.

6.          Limitation of Liability In addition to the limitation of liability contained in Section 3 of this Agreement:

(a)          Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from the Administrator’s willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, Administrator shall not be liable for: (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by Administrator from or on behalf of the Fund or an officer or representative of the Fund, or from a representative of any of the parties referenced in Section 3; (ii) its reliance on the security valuations without investigation or verification provided by pricing service(s), or the Fund; (iii) any liability arising from the offer or sale of any Interest by the Fund in reliance on exemptions from registration under the 1933 Act and the applicable securities laws of each state and territory in which the Fund intends to offer and sell Interests; or (iv) any action taken or omission by the Fund, Investment Adviser or any past or current service provider (not including Administrator).

(b)          Notwithstanding anything herein to the contrary, Administrator will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c)          In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d)          Notwithstanding any other provision of this Agreement, Administrator shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:

(i)          the legality of the issue or sale of any Interests, the sufficiency of the amount to be received therefor, or the authority of the Fund, as the case may be, to request such sale or issuance;

(ii)          the legality of a subscription for any Interests, the propriety of the amount to be paid therefor, or the authority of the Fund, as the case may be, to request such subscription;

(iii)          the legality of the declaration of any dividend by the Fund, or the legality of the issue of any Interests in payment of any dividend;

(iv)          the legality of any recapitalization or readjustment of Interests;

(v)          Administrator’s acting upon telephone or electronic instructions relating to the subscription of Interests received by Administrator in accordance with procedures established by Administrator and the Fund; or

(vi)          the offer or sale of Interests in violation of any requirement under the securities laws or regulations of any state that such Interests be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Interests in such state.

(e)          The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.          Indemnification

(a)          The Fund agrees to indemnify and hold harmless Administrator, its employees, agents, officers, directors, shareholders, affiliates and nominees (collectively, “Administrator Indemnified Parties”) from and against any and all claims, demands, actions and suits, and any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Administrator Indemnified Party or for which any Administrator Indemnified Party may be held liable (an “Administrator Claim”), arising out of or in any way relating to any of the following:

(i)          any action or omission of Administrator;

(ii)          Administrator’s reliance on, implementation of, or use of Instructions, communications, data, documents or information (without investigation or verification) received by Administrator from an officer or representative of the Fund, Investment Adviser or any past or current service provider (not including Administrator);

(iii)          any action taken, or omission by the Fund, Investment Adviser or any past or current service provider (not including Administrator);

(iv)          the Fund’s refusal or failure to comply with the terms of this Agreement, or any Administrator Claim that arises out of the Fund’s gross negligence or misconduct or breach of any representation or warranty of the Fund made herein;

(v)          the legality of the issue or sale of any Interests, the sufficiency of the amount received therefore, or the authority of the Fund, as the case may be, to have requested such sale or issuance;

(vi)          the legality of the declaration of any dividend by the Fund, or the legality of the issue of any Interests in payment of any dividend;

(vii)          the legality of any recapitalization or readjustment of Interests;

(viii)          Administrator’s acting upon telephone or electronic instructions relating to the subscription for Interests received by Administrator in accordance with procedures established by Administrator and the Fund;

(ix)          the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Interests;

(x)          the offer or sale of Interests in violation of any requirement under the securities laws or regulations of any state that such Interests be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Interests in such state;

provided that no indemnity shall be payable hereunder in connection with any claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees or other expenses arising from the Administrator’s willful misfeasance, bad faith or negligence in the performance of its duties or from the Administrator’s reckless disregard of its obligations and duties under this Agreement.

(b)          Administrator agrees to indemnify and hold harmless the Fund, its employees, agents, officers, directors, shareholders, affiliates and nominees (collectively, “Fund Indemnified Parties”) from and against any and all claims, demands, actions and suits, and any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Fund Indemnified Party or for which any Fund Indemnified Party may be held liable, arising out of or in any way relating to, the Administrator’s willful misfeasance, bad faith or negligence in the performance of its duties or from the Administrator’s reckless disregard of its obligations and duties under this Agreement.

(c)          The party seeking indemnification will notify the indemnifying party promptly after identifying any situation which it believes presents or appears likely to present a Claim for which the indemnifying party may be required to indemnify or hold the party seeking indemnification harmless hereunder. In such event, the indemnifying party shall have the option to defend the party seeking indemnification against any Claim, and, in the event that the indemnifying party so elects, such defense shall be conducted by counsel chosen by the indemnifying party and approved by the party seeking indemnification in its reasonable discretion. The party seeking indemnification shall not confess any Claim or make any compromise in any case in which the indemnifying party will be asked to provide indemnification, except with the indemnifying party’s prior written consent.

(c)          The obligations of the parties under Section 7 shall indefinitely survive the termination of this Agreement.

8.          Term

(a)          This Agreement shall become effective as of the date this Agreement is executed and shall continue in effect until terminated as provided herein. This Agreement shall continue in effect for a two-year (2) period beginning on the date of this Agreement (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect for successive annual periods (each such term a “Renewal Term”).

(b)          This Agreement may be terminated by either party without penalty upon not less than ninety (90) days’ written notice to the other party prior to the end of the Initial Term or any Renewal Term (which notice may be waived by the other party entitled to such notice). Notwithstanding anything herein to the contrary, this Agreement may be terminated forthwith by either party (the “Terminating Party”) by notice immediately (a) upon the other party’s breach of any material term of this Agreement if such breach is not cured within thirty (30) days of notice of such breach to the breaching party or (b) upon the commencement by or against the other party of a voluntary or an involuntary petition in bankruptcy under the United States Bankruptcy Code, or under any other applicable bankruptcy, insolvency or similar federal, state, local or foreign law, or the insolvency, or assignment for the benefit of its creditors, or the appointment of a receiver, the liquidator, assignee, custodian, manager, trustee or similar official of any of the other party’s property. Upon the termination of this Agreement or the liquidation of the Fund, the Administrator shall deliver the records of the Fund in the form maintained by the Administrator (to the extent permitted by applicable license agreements) to the Fund or person(s) designated by the Fund at the Fund’s cost and expense, and thereafter the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Administrator shall be entitled to maintain a copy of such records for the sole purpose of defending itself against any action arising under or as a result of this Agreement or as otherwise required or permitted by law. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor fund accounting and administrative services agent, including all reasonable trailing expenses incurred by the Administrator. In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Fund and the Administrator’s agreement to provide additional services in connection therewith, the Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree. Administrator shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.

9.          Miscellaneous

(a)          Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when sent by either an overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to Administrator:	UMB Fund Services,Inc.
235 W. Galena St.
Milwaukee, WI 53212
Attention: President

If to the Fund:	CPG Vintage Access Fund VII, LLC
c/o Central Park Advisers, LLC
125 West 55th Street
New York, NY 10019
Attention: Principal Accounting Officer

(b)          Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

(c)          This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(d)          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e)          The services of Administrator hereunder are not deemed exclusive. Administrator may render administration, fund accounting and recordkeeping services and any other services to others, including hedge funds.

(f)          The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g)          This Agreement is executed by the Fund and the obligations hereunder are not binding upon officers or Investors, individually.

(h)          This Agreement and the Schedules incorporated herein constitute the full and complete understanding and agreement of Administrator and the Fund and supersedes all prior negotiations, understandings and agreements with respect to fund accounting, administration and recordkeeping functions.

(i)          Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

(j)          Administrator shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by Administrator in connection with the Services provided by Administrator to the Fund hereunder.

(k)          This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, provided, however, that Administrator may, in its sole discretion and upon advance written notice to the Fund, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business.

(l)          Michael Mascis, officer of the Fund, represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the Fund.

(m)          The Fund hereby grants to Administrator the limited power of attorney on behalf of the Fund to sign Blue Sky forms and related documents in connection with the performance of Services under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day, month and year first above written.

CPG Vintage Access Fund VII, LLC
(“Fund”)

By:

Title:

UMB FUND SERVICES, INC.
(“Administrator”)

By:

Title:

Schedule A

to the

Administration, Fund Accounting and Recordkeeping Agreement

by and between

CPG Vintage Access Fund VII, LLC

and

UMB Fund Services, Inc.

Services

Fund Accounting

1.	Establish, maintain and review the administrative and procedural processes.

2.	Establish, maintain and review the general ledgers and accounts and record all Fund transactions.

3.	Establish, maintain and review the investors’ capital accounts and record all transactions, including subscriptions for capital commitments, capital calls, draw downs and distributions.

4.	Calculate and assess management and service fees, net asset values and effect all appropriate allocations, in accordance with the Fund’s operating documents as provided to the Administrator.

5.	Receive and record all underlying manager transactions and reconcile to all bank accounts monthly.

6.	Receive and record all underlying investment transactions, including capital commitments, capital calls and distributions, and reconcile to all bank accounts monthly.

7.	Interface with the portfolio managers to determine and reconcile quarterly valuations, long/short information, AUM and all other pertinent information.

8.	Receive and record all underlying investment valuations and other pertinent information.

9.	Determine and periodically monitor the Fund’s income and expense accruals.

10.	Generate the financial reporting package as of each period-end including the Statements of Assets and Liabilities, Operations, Changes in Net Assets and Changes in Investor’s Capital.

11.	Create and maintain Website portal for the Fund. Includes access to details of investment and investor subscription and redemption activity, quarter-end balances, financial packages, investor capital statements, capital call and distribution notices, tax information, and fund-level information such as fund documents, fund annual audit reports, and fund communication letters.

12.	Prepare and review investment valuation reports (received directly from the underlying Fund investments) on a quarterly basis with the Investment Adviser.

Regulatory Administration/Audit Coordination

1.	Compile data for and prepare, with respect to the Fund, Annual Reports on Form N-CEN; provide to Investment Adviser for its review; upon the advice and direction of Investment Adviser, file Form N-CEN with the Commission as required.

2.	Prepare and review the financial statement for the Fund’s Annual and Semi-Annual Reports included in Form N-CSR as required under the Sarbanes-Oxley Act; assist in compiling exhibits and disclosures for Form N-CSR as requested by the Board; provide to Investment Adviser for its review of Form N-CSR; upon the advice and direction of Investment Adviser, file Form N-CSR with the Commission as required.

3.	In connection with each of the Fund’s fiscal quarters, prepare Form N-PORT and provide to Investment Adviser for its review; upon the advice and direction of Investment Adviser, file Form N-PORT with the Commission as required.

4.	Subject to having received all relevant information from the Fund and upon the advice and direction of Investment Adviser, prepare Form N-PX and provide to Investment Adviser for its review; upon the advice and direction of Investment Adviser, file Form N-PX with the Commission as required.

5.	At the direction of, and with the assistance of the Fund, prepare and file such other regulatory forms as may be required by the Commission and/or which are customary, consistent with standard market practice, including, but not limited to, Form D and Blue Sky filings.

6.	Provide financial and Fund performance information for inclusion in the Registration Statement for the Fund (on Form N-2 or any replacement therefore) and any amendments thereto, subject to the review of Investment Adviser.

7.	From time to time as the Administrator deems appropriate (but no less frequently than quarterly), check the Fund’s compliance with the policies and limitations of the Fund relating to the portfolio investments as set forth in the Fund’s Offering Memorandum and Statement of Additional Information (but these functions shall not relieve the Fund’s Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance).

8.	If requested by the Board, attend Board meetings.

9.	Prepare and deliver Form 1099s to Board members and other Fund vendors and investors.

10.	Coordinate and assist with the annual audit of the Funds’ financial statements.

11.	Conduct stages of audit planning and coordination.

12.	Provide updates for new accounting and reporting requirements and their applicability to the Funds’ financial statements.

13.	Prepare work papers and schedules for auditors.

14.	Prepare annual financial statements, footnotes, and report drafts.

15.	Act as liaison between auditors and the Fund on audit issues.

16.	With respect to Form N-PORT:

•	On a monthly basis, extract the required data from Administrator’s fund accounting system and import that data into the financial reporting system. If Administrator is not the fund accountant, a standardized file from the Fund’s fund accountant will need to be provided to Administrator.

•	Incorporate security reference and risk data, as necessary, from advisor or third-party provider approved by the advisor.
•	Review all data and provide draft of the report to the advisor for approval prior to filing.
•	On a monthly basis file (or maintain until such time as filing is required) Form N-PORT with the SEC, within the applicable SEC filing requirement.

The Fund hereby agrees as follows with respect to the data provided by Bloomberg in connection with Form N-PORT (“Data”):

•	To comply with all laws, rules and regulations applicable to accessing and using Data;
•	To not extract the Data from the view-only portal;
•	To not use the Data for any purpose independent of the Form N-PORT (use in risk reporting or other systems or processes);
•	To permit audits, upon reasonable notice and during reasonable business hours, of the use of the Data by Bloomberg, its affiliates, or at your request, a mutually agreed upon third-party auditor; and
•	To exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to your receipt or use of the Data.

17.	With respect to Form N-CEN:

•	On an annual basis, compile and review data required to complete the form and provide, as a draft of the report to the advisor for approval prior to filing.
•	File report with the SEC by required deadline.

Investor Servicing

1.	Reconcile and confirm all Investor subscriptions.
2.	Generate, on a quarterly basis, a Capital Account Statement for each Investor and independently distribute to Investors.
3.	Distribute offering and subscription materials to or for prospective investors as directed by the Fund, pursuant to arrangements with fund distribution arrangements.
4.	Review subscription agreements for reasonableness; provided, however, the Fund remains solely responsible for determining investor eligibility; send approval notices to investors as instructed by the Fund, if applicable.
5.	Coordinate processing of new investor subscriptions, which shall include (i) coordinating receipt of funds from investors, (ii) providing the Fund with a daily report detailing the status and amount of incoming wires and subscription agreements, (iii) upon direction from the Fund, coordinating transfer of funds between the escrow agent and the Fund and/or returning funds to investors whose subscriptions have not been accepted and (iv) sending acceptance letters to new investors.
6.	File IRS Forms 1099, 5498, 1042, 1042-S and 945 with shareholders and/or the IRS.
7.	Prepare and process all capital call draw-downs and capital distributions, which shall include inputting capital calls and capital distributions into the system for tracking and allocation purposes.
8.	Prepare capital call and capital distribution notices for electronic delivery to investors and financial advisers.

FATCA

With respect to the Foreign Account Tax Compliance Act (“FATCA”) and Investor accounts:

1.	On-boarding of Investors:

a.	Collect accountholder documents including tax certifications Form W-9 or W-8. Perform search for Indicia of U.S. Control.
b.	Review all documentation provided both electronically and in paper form for completeness
c.	Perform follow-up procedures with any Investor for missing, incomplete or invalid tax documentation and record any documentation provided by Investors to cure any such deficiencies.
d.	Record Investor data in an electronically searchable database. Classify and flag Investors based on Chapters 3 and 4 of the Internal Revenue Code and any applicable withholding requirements for application by the Fund.
e.	Perform Global Intermediary Identification Number (GIIN) review against list of Foreign Financial Institutions on the Internal Revenue Service Website (any ongoing verification to be the obligation of the client).
f.	Provide information to the withholding agent with respect to (a) any non-financial foreign entities (NFFEs) that have certified that such NFFE does not have any substantial U.S. owners; (b) the identity of such substantial U.S. beneficial owners if provided by the NFFE or (c) any NFFEs that have not provided such certification or the identity of any substantial U.S. beneficial owners.

2.	Support and Maintenance of Existing Investor Accounts:

a.	Monitor and remediate for “Change of Circumstance” and/or expiration of Form W-8 certification. Notify and solicit the Investor for a new and compliant Form W-8 as required.
b.	Review all documentation provided both electronically and in paper form for completeness, including a review for U.S. indicia.
c.	Perform follow up with the accountholder for any missing, incomplete or invalid tax documentation and record cure documentation.
d.	Review and update records for any changes in circumstances provided by the Fund.
e.	Provide a review of all investor GIIN numbers against the Internal Revenue Service’s published FFIs on at least an annual basis

3.	Report Preparation

a.	Assist the Fund in the calculation of Chapter 3 and Chapter 4 withholding and in the preparation of any required FATCA reporting.
b.	Complete and file Form 1042/1042S
c.	Complete and file Form 8966
d.	Provide the Fund with compliance reports regarding FATCA services performed by Administrator.

Schedule B

to the

Administration, Fund Accounting and Recordkeeping Agreement

by and between

CPG Vintage Access Fund VII, LLC

and

UMB Fund Services, Inc.

Fees

Schedule C

to the

Administration, Fund Accounting and Recordkeeping Agreement

by and between

CPG Vintage Access Fund VII, LLC

and

UMB Fund Services, Inc.

▪	Accounting records, including Investor Account Ledgers, Portfolio Transactions Journals, Cash Receipts and Disbursements Journal, General Ledger, Subsidiary Ledgers, Portfolio Securities Ledger, Commissions Ledger, Capital Account Ledger and Trial Balances.

▪	Copies of the Fund’s Operating Agreement.

▪	Investor correspondence (including e-mail communications) relating to matters required to be maintained by Section 31(a) of the 1940 Act